Exhibit 99

FEDDERS REPORTS RECORD SALES FOR FISCAL YEAR 2003; OPERATING INCOME UP 52%

LIBERTY CORNER, New Jersey, U.S.A. -- October 8, 2003 -- Fedders Corporation (NYSE: FJC), a leading global manufacturer of air treatment products, including air conditioners, air cleaners, dehumidifiers and humidifiers, and thermal technology products, today reported record sales of $421.7 million for the fiscal year ended August 31, 2003, compared to $373.7 million in the prior fiscal year. The 12.8% increase in revenue was the result of increased sales of air conditioning products globally.

Sales in the HVACR reporting segment grew 14.9% for the 2003 fiscal year to $382.2 million from $332.7 million in the prior-year period. Sales in the Engineered Products reporting segment decreased 3.6% for the 2003 fiscal year to $39.5 million from $41.0 million in fiscal 2002 due to weak demand in the capital equipment market for commercial and industrial air filtration products.

For the full 2003 fiscal year, consolidated gross profit was $92.6 million or 22.0% of sales, compared to $83.0 million or 22.2% of sales in fiscal 2002. Gross profit and margin percentage in 2003 were affected by the loss of overhead absorption in Engineered Products production facilities due to lower production and sales and by costs within the HVACR segment related to the movement of additional high-volume production to Asia and start-up expenses related to supporting the introduction of new products globally.

Operating income increased 52% to $30.8 million in fiscal 2003 from $20.3 million in fiscal 2002. Fiscal 2002 operating expense included $3.0 million in goodwill amortization expense. Net income applicable to common stockholders, before the cumulative effect of a change in accounting principle for the treatment of goodwill, was $8.2 million, or 27 cents diluted earnings per share, compared to $8.0 million in fiscal 2002, or 25 cents diluted earnings per share. Fiscal 2002 results included a tax benefit of $6.0 million.

Fourth Quarter Fiscal 2003 Results
----------------------------------

Sales in the 2003 fourth quarter grew 27.3% to $116.9 million from $91.8 million in the prior-year quarter. Worldwide HVACR sales in the fourth quarter grew 31.1% to $107.5 million from $82.0 million in the prior-year quarter. Engineered Products sales in the fourth quarter were $9.4 million compared to $9.8 million in the prior-year quarter.

Gross profit in the 2003 fourth quarter was $24.8 million or 21.2% of sales, compared to $18.6 million or 20.3% of sales in the prior-year period. Operating income for the quarter was $9.7 million compared to $3.3 million in the prior year. Net income applicable to common stockholders in the fourth quarter was $3.5 million or 12 cents diluted earnings per share compared to $5.5 million or 17 cents diluted earnings per share in the 2002 fourth quarter, which included a tax benefit of $6.0 million.

Highlights of Fedders Corporation for fiscal year 2003 included:

o    Record fiscal year sales of $421.7 million.

o    Record fourth quarter sales of $116.9 million.

o    Gross profit of $92.6 million.

o    Operating income of $30.8 million.

o    Cash at August 31, 2003 of $60.9 million.

o In January 2003, the company entered into a manufacturing joint venture with Suning Appliance Group, the largest retailer of split-type air conditioners in China.

o Sales operations in China and India commenced for commercial and industrial air cleaners and air conditioners.

o New ducted central air conditioners made in China were introduced to global markets.

o Fedders Series A Cumulative Preferred Stock was issued through exchange offers and a rights offering.

This news release may include forward-looking statements that are covered under the "Safe-Harbor" clause of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations and assumptions. Actual results could differ materially from those currently anticipated as a result of known and unknown risks and uncertainties including, but not limited to, weather and economic, political, market and industry conditions and reliance on key customers. Such factors are described in Fedders' SEC filings, including its most recently filed annual report on Form 10-K. The company disclaims any obligation to update any forward-looking statements to incorporate developments occurring after release of announcement.



Contact:   Michael Giordano (908) 604 - 8686, or
           investorrelations@fedders.com
           -----------------------------
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FEDDERS CORPORATION
RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR  ENDED
AUGUST 31, 2003 AND AUGUST 31, 2002
(amounts in thousands, except per share data)




          FISCAL YEAR (unaudited)                                                            2003                   2002

          Net sales                                                                        $421,703              $373,702
          Costs and expenses:
          Cost of sales                                                                     329,078               290,652
          Selling, general and
            administrative expense                                                           61,905                63,108
          Restructuring (income)                                                               (115)                 (397)
          Total costs and expenses                                                          390,868               353,363

          Operating income                                                                   30,835                20,339

          Interest expense, net                                                             (18,547)              (18,617)
          Partners' net interest
            in joint venture results                                                            (14)                  713
          Other income                                                                          744                   541

          Income before income taxes and cumulative effect of a change in                    13,018                 2,976
          accounting principle

          Provision for income taxes                                                          4,224                (5,033)

          Income before cumulative effect of a change in accounting principle                 8,794                 8,009
          Cumulative effect of a change in accounting  principle(1)                          11,906                     0

          Net (loss) income                                                                  (3,112)                8,009

          Preferred stock dividend                                                             (618)                    0

          Net (loss) income applicable to common stockholders                                (3,730)                8,009

          Net (loss) income per common share:
            Basic                                                                            ($0.12)                $0.25
            Diluted                                                                          ($0.12)                $0.25

          Weighted average shares outstanding:
            Basic                                                                            30,638                31,492
            Diluted                                                                          30,704                31,494


          Net (loss) income applicable to common stockholders                                (3,730)                8,009
          Cumulative effect of a change in accounting  principle(1)                          11,906                     0
          Net income applicable to common stockholders before cumulative effect of            8,176                 8,009
          a change in accounting principle

          Net income per common share before cumulative
          effect of a change in accounting principle:
            Basic                                                                             $0.27                 $0.25
            Diluted                                                                           $0.27                 $0.25

          FOURTH QUARTER (unaudited)                                                          2003                  2002

          Net sales                                                                        $116,870               $91,836
          Costs and expenses:
          Cost of sales                                                                      92,099                73,190
          Selling, general and
            administrative expense                                                           15,232                15,763
          Restructuring (income)                                                               (115)                 (397)
          Total costs and expenses                                                          107,216                88,556

          Operating income                                                                    9,654                 3,280

          Interest expense, net                                                              (4,247)               (4,203)
          Partners' net interest
            in joint venture results                                                           (269)                  293
          Other income                                                                          301                  (106)

          Net income before income taxes                                                      5,439                  (736)

          Provision for income taxes                                                          1,761                (6,240)

          Net income                                                                          3,678                 5,504

          Preferred stock dividend                                                             (222)                    0

          Net income applicable to common stockholders                                        3,456                 5,504


          Net income per common share:
            Basic                                                                             $0.12                 $0.17
            Diluted                                                                           $0.12                 $0.17

          Weighted average shares outstanding:
            Basic                                                                            29,590                32,429
            Diluted                                                                          29,760                32,429


          Selected balance sheet items as of
          August 31, 2003 and 2002 (unaudited)

                                                                                              2003                  2002

          Cash and cash equivalents                                                         $60,902               $67,379
          Accounts receivable, net                                                           35,178                31,768
          Inventories, net                                                                   78,948                48,580
          Accounts payable                                                                   56,812                41,888
          Short-term notes                                                                    7,520                 9,829
          Long-term debt, including current portion                                         164,044               167,131


          (1) The change in accounting principle relates to the Financial Accounting Standards Board issued Statement of
          Financial Accounting Standards No. 142, " Goodwill and Other Intangible Assets" which the Company has adopted effective September 1, 2002.
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